UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 15, 2021

Date of Report (Date of earliest event reported)

RED METAL RESOURCES LTD.

(Exact name of registrant as specified in its charter)

BRITISH COLUMBIA, CANADA	000-52055	20-2138504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

278 Bay Street, Suite 102
Thunder Bay, ON		P7B 1R8
(Address of principal executive offices)		(Zip Code)

1 (807) 345-5380

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 15, 2021, Red Metal Resources Ltd. (the “Company”) entered into an independent contractors services agreement (the “Agreement”) with Mr. Richard Cavalli and Mr. Howard Isaacs, who have agreed to provide investor relations and market awareness services to the Company.

The Agreement contemplates that the services will continue on a month-to-month basis for an initial term of three months. The Company agreed to compensate Mr. Cavalli and Mr. Isaacs at a rate of USD$5,000 per month each.

At the discretion of the Company, Mr. Isaac’s remuneration can be paid in common shares of the Company at a deemed price of $0.17 per share for a total of 29,411 shares per month. The shares will be issued pursuant to the provisions of Rule 506(b) of Regulation D of the United States Securities Act of 1933, as amended (the “Act”), as Mr. Cavalli is an “accredited investor” as that term is defined under Regulation D of the Act.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 22, 2021, the Company appointed Mr.Rodney Stevens as Vice President, Corporate Finance.

Mr. Stevens is a Chartered Financial Analyst (“CFA”) charterholder with over a decade of experience in the capital markets, first as an investment analyst with Salman Partners Inc. and subsequently as a merchant and investment banker. On July 17, 2007, while at Salman Partners, Mr. Stevens was named StarMine top-rated analyst for the metals and mining industry. Mr. Stevens was also a Portfolio Manager registered with Wolverton Securities Ltd. and over the course of his career, has been instrumental in assisting in financings and mergers and acquisitions activities worth over $1 billion in transaction value.

A copy of the Company’s news release regarding the appointment of Mr. Stevens and the independent contractors services agreement is attached as Exhibit 99.1 hereto.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description of Exhibit

10.1	Independent Contractors Services Agreement between the Company and Mr. Issacs and Mr. Cavalli dated for reference April 15, 2021.

99.1	News Release dated April 22, 2021, announcing appointment of VP of Finance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

RED METAL RESOURCES LTD.

Date: April 23, 2021	By: /s/ Caitlin Jeffs
Caitlin Jeffs
CEO and President